Exhibit 99.1
Electric City Corp. Announces Intent to Delist its Common Stock
from American Stock Exchange
Company Moves to Trade on Bulletin Board
ELK GROVE VILLAGE, IL – May 22, 2006 – Electric City Corp. (AMEX: ELC) announced today that it has informed the American Stock Exchange of its intent to delist its common stock from the Exchange. The Company will file the appropriate notification with the Securities and Exchange Commission on June 1, 2006. Trading of the Company’s common stock on the American Stock Exchange will cease with the close of the market on June 11, 2006. The Company’s decision was made after being advised by the American Stock Exchange that it was no longer in compliance with the Exchange’s listing standards.
A firm that currently makes a market in the Company’s common stock recently filed a Form 15c2-11 with the NASD seeking approval to begin quoting Electric City’s common stock on the OTC Bulletin Board (OTCBB). If this application is not approved prior to June 12, 2006, the common stock will trade on the Pink Sheets until trading commences on the OTCBB.
The Company will be assigned a new ticker symbol effective June 12th, but the symbol has not yet been assigned. The Company will issue a press release announcing its new ticker symbol as soon as practical.
About Electric City Corp.
Electric City is a developer, manufacturer and integrator of energy savings technologies. Electric City is comprised of two integrated operating companies that bring their extensive experience and technologies together to provide customers with total energy solutions. Electric City is based in Elk Grove Village, Illinois and is traded on the American Stock Exchange under the symbol ELC. Additional information is available at the Company’s website at www.elccorp.com or by calling 847-437-1666.
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Electric City Investor Relations
Glen Akselrod, Bristol Capital Ltd.
Telephone 905-326-1888
E-mail glen@bristolir.com